CIRCUIT CITY STORES, INC.
                               BOARD OF DIRECTORS



                  Amendment to Bylaws, effective June 17, 2003

     RESOLVED, that the Bylaws of the Company are hereby amended by inserting in
     Article VI thereof the following Bylaw:

     6.5  Control  Share  Acquisitions.  Article  14.1  of  the  Virginia  Stock
     Corporation Act shall not apply to acquisitions of shares of the Corporation. This Bylaw is adopted pursuant to Section 13.1-728.2 of the Code of Virginia.